Exhibit 99.1

April 25, 2019

Qurate Retail, Inc. to Hold Annual Meeting of Stockholders

ENGLEWOOD, Colo.--(BUSINESS WIRE)—Qurate Retail, Inc.  (“Qurate Retail”) (Nasdaq: QRTEA, QRTEB)  will be holding its Annual Meeting of Stockholders on Thursday,  May 30, 2019, at approximately 8:15 a.m., M.D.T., at the corporate offices of Qurate Retail,  12300 Liberty Blvd., Englewood, Colorado 80112.  The record date for the meeting is 5:00 p.m., New York City time, on April 8, 2019.  At the meeting, Qurate Retail may make observations regarding the company’s financial performance and outlook.

The presentation will be broadcast live via the Internet. The webcast will begin at 8:00 a.m. M.D.T.  with the Liberty Media Corporation Annual Meeting of Stockholders, and, upon its completion (estimated at 8:15 a.m. M.D.T.), Qurate Retail will commence its Annual Meeting of Stockholders. All interested persons should visit the Qurate Retail website at http://www.qurateretail.com/events to register for the webcast. An archive of the webcast will also be available on this website for one year after appropriate filings have been made with the SEC.

About Qurate Retail, Inc.

Qurate Retail, Inc. operates and owns interests in a broad range of digital commerce businesses. Qurate Retail, Inc.’s businesses and assets consist of QVC, HSN, Zulily and the Cornerstone Brands (collectively, the Qurate Retail Group) as well as various green energy and other investments.

Qurate Retail, Inc.
Courtnee Chun, 720-875-5420

Source: Qurate Retail, Inc.